EXHIBIT 99.1

The table below specifies the date of the transaction, number of shares, weighted-average price per share and range of price per share of the common stock of AutoNation, Inc. sold by the Bill & Melinda Gates Foundation Trust (the “Trust”) during the period from April 26, 2019, through May 6, 2019. The Trust undertakes to provide upon request by the staff of the Securities and Exchange Commission full information regarding the number of shares sold at each separate price. All transactions were effected in the open market.

	Number of Shares	Weighted Average	Range of Price per Share ($)
Date of Transaction	Sold	Price per Share ($)	Low	High
May 6, 2019	181,892	41.6723	41.2950	42.0400
May 3, 2019	124,300	41.4711	41.2300	41.7700
May 2, 2019	89,632	41.0937	40.9500	41.7100
May 1, 2019	65,035	41.2442	40.9500	41.9400
May 1, 2019	35,125	42.0195	41.9500	42.2000
April 30, 2019	146,502	41.9908	41.8200	42.5450
April 30, 2019	5,098	42.8850	42.8850	42.8850
April 29, 2019	277,422	42.2030	41.9000	42.8800
April 29, 2019	400	43.0225	42.9900	43.0400
April 26, 2019	147,642	42.4660	42.2250	43.2200
April 26, 2019	900	43.3061	43.2550	43.3350